Exhibit 99.1

Miami, Florida | March 8th, 2021

Open letter to Shareholders of Blue Star Foods Corp. (OTC Pink: BSFC):

Blue Star Foods Corp. (“Blue Star” or the “Company”) was started as a small company with a big dream. Back in 1995, when I founded the Company, my ambition was to offer the North American market a healthy and delicious crab product that was caught responsibly and produced sustainably. Without losing sight of this vision, we have grown Blue Star into one of the largest importers of pasteurized crab meat in the United States.

Throughout the past twenty-five years, sustainable development has been at the core of everything we do, including our business strategy and brand ethos. For Blue Star, sustainability is not just a trend or marketing strategy; it is central to all of our operations and serves as the spark that helps us innovate and grow the company.

Blue Star’s focus on sustainability today is stronger than ever, especially considering that many of our industry’s biggest obstacles to growth are in some ways linked to the lack of long-term sustainable planning. The looming effects of climate change, over-harvesting of marine stock, and plastic pollution, are the most significant issues that we face. Another concern for our industry that needs to be collectively addressed, are the harsh working conditions some seafood workers face throughout the global supply chain.

As we navigate our way through the maze of these complex challenges, Blue Star remains steadfast in finding a balance between environmental conservation, social equity, and commercial success. In January 2021, we announced the publication of our first GRI Standard Sustainability Report for 2020, which we intend to publish on a bi-annual basis. The 89-page report shows our company’s performance during the last two years against globally recognized, quantifiable and standardized Environmental, Social, and Governance (ESG) Key Performance Indicators, and is the only report of its kind focused on the Blue Crabmeat category of the seafood industry.

Over the last ten years, I have been tracking several developments in the seafood space with some concern. Demand for seafood continues to grow, and traditional wild-caught production peaked in the mid-90s (and is in continuous danger of being over-harvested), and the traditional aquaculture operations that stepped up to meet the growing demand have brought their own new environmental problems.

In this same timeframe, I have been tracking the development of Recirculatory Aquaculture Systems (RAS) technology with keen interest and watched as various teams encountered major challenges in developing these systems. I wondered if the management team expertise and the technology would ever get into a position to scale in a meaningful way.

We believe that the RAS technology and management team know-how have finally come together, and that is why in December 2020, we announced our proposed acquisition of Taste of BC Aquafarms, a company that is focused on land-based, Steelhead Salmon farming, through RAS. This is the oldest, continuously run operation of its kind in North America, which was started by the Atkinson family in Nanaimo, in British Columbia in 2010. Through their ingenuity, and perseverance, they have built an operation that is profitable and is currently in production with delicious, fresh product being consumed in Western Canada. They differentiate themselves through their experience in solving issues that others are just beginning to wrestle with, and in the modular way in which their operations can be scaled.

With this pending partnership with the Atkinson family, we believe that we are taking our company and our shareholders into the future of sustainability in the seafood industry. Blue Star is ready to join in the efforts to grow the RAS industry as the next-generation solution to attempting to meet the growing demand for seafood and producing it in a way that all stakeholders can be proud of.

2020 was a challenging year for everyone, including Blue Star. The first two quarters of the year were difficult, but we emerged from 2020 as a leaner, more nimble organization. We saw several of our competitors fall by the wayside in a very tough operating environment, and we take comfort that, when our team was tested, we emerged to the other side in many ways a stronger company. We are looking forward to getting back to the revenue numbers we have had in the past as the general economy normalizes.

2021 is a year full of hope, as we look forward to accomplishing many things that we have been putting in motion for quite some time, including closing of the anticipated acquisition of Taste of BC, adding new board of director members to our team, and starting the process of applying for and uplisting to a senior U.S. securities exchange. We believe our future is bright and we thank you for being on this ride with us and your continued support.

John Keeler

Chairman & CEO

Blue Star Foods Corp.

Cautionary Note Regarding Forward-Looking Statements

This letter includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect the Company’s operations, financial performance, and other factors as discussed in the Company’s filings with the Securities and Exchange Commission (“SEC”). Among the factors that could cause results to differ materially are those risks discussed in the periodic reports the Company files with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” The Company does not undertake any duty to update any forward-looking statement except as required by law.